Exhibit 99.1

IT Tech Packaging, Inc. Announces Unaudited Preliminary Financial Results for Second Quarter Fiscal Year 2020

BAODING, China, July 21, 2020 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) ("IT Tech Packaging" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited preliminary results for the quarter ended June 30, 2020. The Company anticipates filing its quarterly report on Form 10-Q with the Securities and Exchange Commission and releasing its earnings after the market closes on Tuesday, August 11, 2020. The Company will host a conference call to discuss its second quarter financial results at 8:00 am Eastern Time (5:00 am Pacific Time/ 8:00 pm Beijing Time) on Wednesday, August 12, 2020.

Selected Second Quarter 2020 Financial Results (Unaudited and Preliminary)

	For the Three Months Ended June 30,
	2020	2019	% Change
Total Revenue ($M)	$26.4	$33.6	-21.6%

Paper Products:

Sales volume (tonnes)
Regular Corrugating Medium Paper ("CMP")*	46,979	47,994	-2.1%
Light-Weight CMP**	12,611	12,582	0.2%
Tissue Paper Products***	2,884	1,254	130.0%
Offset Printing Paper	2,183	8,559	-74.5%

Average selling price ($/tonne)
Regular Corrugating Medium Paper ("CMP")*	$370	$435	-15.0%
Light-Weight CMP**	$357	$422	-15.4%
Tissue Paper Products***	$825	$948	-13.0%
Offset Printing Paper	$578	$729	-20.7%

Face Masks:

Sales volume (pieces)	6,279,780	N/A	N/A
Average selling price ($/piece)	$0.14	N/A	N/A

Gross profit ($M)	$2.6	$2.9	-12.0%
Income (loss) from operations ($M)	($0.8)	$0.5	-242.3%
Net income (loss) ($M)	($0.9)	$0.5	-302.2%
Diluted earnings (loss) per share ($)	($0.04)	$0.02	-300.0%

* Products from PM6
** Products from PM1
*** Products from PM8 and PM9

"Our revenues and profits were down a bit from Q2 2019 as a result of a 15%-21% year-over-year decrease in average selling prices combined with flat sales volume from all of our paper products categories," said Mr. Zhenyong Liu, Chairman and Chief Executive Officer of IT Tech Packaging, Inc. "Compared to the results in first quarter 2020, during which our sales and operations were impacted by the COVID-19 pandemic, we made significant improvements in the second quarter and resumed full capacity tissue paper production and CMP production. In particular, our face mask business launched at the end of April and generated revenue of $0.8 million with sales of 6.3 million pieces of non-medical single-use face masks in the quarter. We have seen orders for our products begin to stabilize in recent months as the post-pandemic economy recovery continues in the industry and we expect that this trend to carry over into the remainder of 2020."

Earnings Conference Call

The Company’s management will host a conference call to discuss its second quarter 2020 financial results at 8:00 am US Eastern Time on Wednesday, August 12, 2020. To attend the conference call, please use the information below.

Date/Time: 8:00 am US Eastern Time (5:00 am US Pacific Time/8:00 pm Beijing Time) on Wednesday, August 12, 2020

Conference Title: IT Tech Packaging, Inc. Second Quarter 2020 Earnings Conference Call

Conference ID: 5729875

To attend the conference call, please register in advance of the conference using the link: http://apac.directeventreg.com/registration/event/5729875 to complete the online registration at least 15 minutes prior to the start of the call. Upon registering, the conference access information including participant dial-in numbers, a Direct Event passcode and a registrant ID will be provided to you via an email.

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at  https://edge.media-server.com/mmc/p/fnexvsa9 . Please access the link at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on August 12, 2020 to 9:59 am ET on August 19, 2020. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-281-990-299 if calling internationally. Use the conference ID 5729875 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China's Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/ .

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company's public filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company

Email: ir@itpackaging.cn

Tel: +86 0312 8698215

Investor Relations:

EverGreen Consulting Inc.

Janice Wang

+86-13811768559

+1-908-510-2351

Email: ir@changqingconsulting.com